POWER CABLES PURCHASING CONTRACT

Party A: Hainan Delixi Electro-mechanical Equipment Mfg.Co.Ltd

Party B: Hainan Zhonghe Pharmaceutical Co. Ltd.

Protocol sign place: Haikou
Protocol sign time: March 27, 2008

In accordance with “Contract Law of the People’s Republic of China”, the Parties have through sufficient and friendly consultations entered into the Contract concerned power cables used for Zhonghe phase II constructing project, both parties shall perform their obligations thoroughly according to the terms of the contract.

Article 1 Product Name, Specification, Quantity, Price, Amount

No.	Product Name	Specification	Unit	Quantity	Price （Yuan）	Amount	Note
1	Details please refer to attached list
TOTAL: RMB527,310.00

Article 2 Quality and Technical Standard: This batch of cable was produced comply with national quality standard by Shenzhen Chengtiantai Power Cable Industry Development Co.,Ltd, Party A promises system of thee guarantees for 1 year, notwithstanding do not take back left over cables unused by Party B. (Note: Casual factors like man-made and etc. are not within the scope of three guarantees.)

Article 3 Delivery: The goods shall be delivered by Party A to point appointed by Party A within 15 days after Party B put forward the order.

Article 4 Supply and Return of Package: The Cable reels shall be returned to Party A (freight be covered by Party A).

Article 5 Check and Acceptance: Party B shall check as soon as the goods arrive at field.

Article 6 Payment: 30% deposit in advance, the rest 70% completely paid at the delivery.

Article 7 Liability for Breach

1.
After the Contract comes into effect, any party shall not terminate the Contract unilaterally unless any party fails to carry out his obligation under the contract, otherwise terminating activity shall be considered as a breach.

2.
Party A must supply the cables to Party B within the prescribed time, otherwise Party A will be fined 3% of the total contract value for each day missed, the penalty will be accumulated daily. Overdue 8 days or above will be equal to breach of Contract.

3.
Party B must pay Party A within the prescribed time, otherwise Party B will be fined 3% of the total contract value for each day missed, the penalty will be accumulated daily. overdue 8 days or above will be equal to breach of Contract.

4.	Default party shall pay the other party a penalty equal to 20% of total contract value, besides, compensate the loss caused to the other party.

Article 8 This Contract is in two copies for either party and will come into effect on the date of Party A receives advance payment from Party B.

Article 8 Others:	Three guarantees (repair, replacement or compensation of faulty products

Party A (Chop): _________________________	Party B (Chop): _________________________